NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS RECORD RESULTS FOR ITS
FISCAL 2005 SECOND QUARTER AND FIRST SIX MONTHS

In the Second Quarter:

Net Sales Grow 68 Percent;

Net Earnings Rise 94 Percent;

Earnings Per Diluted Share Increase to $.17 Vs. $.09

ST. LOUIS, January 27, 2005 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for its fiscal 2005 second quarter and first six months ended January 2, 2005 rose significantly over prior-year levels and set new Company records.

For the fiscal 2005 second quarter, net sales rose 68 percent to $48,718,000, compared with $29,070,000 for the year-ago period. Second-quarter net earnings increased 94 percent to $2,721,000, or $.17 per diluted share, in fiscal 2005, compared with $1,404,000, or $.09 per diluted share, in fiscal 2004. Included in the Company's fiscal 2005 second-quarter results are net sales of $13,717,000 and earnings of approximately $.04 per diluted share contributed by the Company's Pittsburgh operation, which was acquired in February 2004.

For the first half of fiscal 2005, net sales rose 57 percent to $92,352,000, compared with $58,813,000 for the year-ago period. Net earnings from continuing operations for the first half of the year increased 81 percent to $5,024,000, or $.32 per diluted share, in fiscal 2005, compared with $2,775,000, or $.18 per diluted share, in fiscal 2004. Total net earnings for the first half of the year grew 88 percent to $5,024,000, or $.32 per diluted share, in fiscal 2005, compared with $2,673,000, or $.17 per diluted share, in fiscal 2004. Included in the Company's fiscal 2005 first-half results are net sales of $26,591,000 and earnings of approximately $.06 per diluted share contributed by the Company's Pittsburgh operation. Fiscal 2004 first-half earnings included a net loss from discontinued operations of $102,000, or $.01 per diluted share.

Craig LaBarge, chief executive officer and president, commented, "We are very pleased with LaBarge's strong performance in the second quarter and first half of fiscal 2005. We achieved excellent internal growth, including substantial growth from our recently acquired Pittsburgh operation. Had LaBarge owned the Pittsburgh operation in last year's second fiscal quarter, this year's second-quarter net sales still would have grown 23 percent and net earnings would have risen 34 percent on a pro forma basis. Had we owned Pittsburgh for the first half of fiscal 2004, this year's first-half net sales would have grown 19 percent and net earnings would have risen 34 percent on a pro forma basis." See attached "Supplemental Financial Information" for a reconciliation of the pro forma to the comparable reported results.

Gross margin in the fiscal 2005 second quarter was 21.6 percent versus 22.4 percent in the fiscal 2004 second quarter. Selling and administrative expense declined as a percentage of sales to 11.9 percent in the fiscal 2005 second quarter, versus 15.0 percent in the comparable period a year ago. In actual dollars, fiscal 2005 second-quarter selling and administrative expense rose 34 percent from fiscal 2004 second-quarter levels, in contrast to the 68 percent increase in sales volume. About half of the increase in selling and administrative expense and 70 percent of the increase in sales in the fiscal 2005 period was attributable to the Pittsburgh operation. Interest expense was $405,000 in the fiscal 2005 second quarter, versus $50,000 one year earlier. This increase was due to higher debt levels primarily related to the Pittsburgh acquisition and higher working capital needs to support the higher level of sales.

Total debt at January 2, 2004 was $37,948,000, compared with $37,735,000 at June 27, 2004. Stockholders' equity was $47,674,000 at the end of the fiscal 2005 second quarter, up 12 percent from $42,584,000 at fiscal 2004 year-end.

Backlog of unshipped orders at January 2, 2005 was $144,952,000, down 3 percent from $149,527,000 at the end of the first quarter, and up 27 percent from $113,722,000 at the end of the fiscal 2004 second quarter. Approximately $20,718,000 of the backlog at January 2, 2005 was attributable to the Pittsburgh operation. Thus, even without the acquisition, backlog at the end of the current year's second quarter would have been up 9 percent from the comparable period a year earlier.

Mr. LaBarge stated further, "The largest contributor to fiscal 2005 second-quarter revenues was shipments to defense customers, accounting for 49 percent of sales, versus 59 percent in last year's second quarter," said Mr. LaBarge. "During the second quarter, LaBarge provided cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs.

"Shipments of capital equipment to industrial customers were 18 percent of second-quarter revenues in fiscal 2005, compared with 8 percent in the comparable period a year ago," said Mr. LaBarge. "This growth was primarily from the Pittsburgh operation which broadened our customer mix to include companies that do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets.

"Revenues from the natural resources market generated 18 percent of fiscal 2005 second-quarter shipments, versus 10 percent in the same period last year," continued Mr. LaBarge. "Natural resources sales represent shipments of capital equipment to customers in the oil-and-gas and mining sectors, and include downhole tools and industrial mining equipment. The increase in revenues from this market was attributable to significantly higher sales to oil-and-gas customers, plus the addition of mining customers, primarily from the Pittsburgh operation.

"The remaining 15 percent of fiscal 2005 second-quarter sales was attributable to customers in a variety of other market sectors, including commercial aerospace and government systems," said Mr. LaBarge.

Fiscal 2005 Outlook and Commentary

Mr. LaBarge concluded, "Looking ahead, we anticipate fiscal 2005 third-quarter revenues and earnings to be substantially higher compared with the same period last year, and on a sequential basis to be down slightly from this year's second-quarter levels. For the 2005 fiscal year, we expect revenues and earnings to grow by at least 35 percent over the $131.5 million and $0.44 per diluted share, respectively, reported for fiscal 2004. In addition, we remain optimistic about LaBarge's longer-term prospects based on the healthy array of new business opportunities we currently see in the pipeline."

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2005 second quarter. The webcast can be accessed at through the Investor Relations Calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

Non-GAAP Financial Information

The Company sometimes uses information derived from consolidated financial information, but not presented in the financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Specifically, in this release, the Company has used non-GAAP financial measures to illustrate how its fiscal 2004 second-quarter and first-half net sales and earnings would have been affected had the Company owned its recently acquired Pittsburgh operation for that period. The Company acquired the Pittsburgh operation in February 2004.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Management utilizes non-GAAP operating results as a performance measure and furnishes the information in order to provide investors with additional information to analyze the Company's operating results and facilitate period-to-period comparisons. Please refer to the financial tables following this release for a reconciliation of non-GAAP financial information to the corresponding GAAP financial information.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended

	January 2,	December 28,	January 2,	December 28,
	2005	2003	2005	2003

Net sales	$48,718	$29,070	$92,352	$58,813

Costs and expenses:
Cost of sales	38,176	22,568	71,770	45,467
Selling and administrative expense	5,812	4,352	11,670	9,050
Interest expense	405	50	919	99
Other income, net	(113)	(176)	(202)	(291)

Earnings from continuing operations before income taxes	4,438	2,276	8,195	4,488
Income tax expense	1,717	872	3,171	1,713

Net earnings from continuing operations	2,721	1,404	5,024	2,775

Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $70)	---	---	---	(114)
Loss on disposal of discontinued operations of $20 (less applicable income tax expense of $8)	---	---	---	12

Net earnings	$2,721	$1,404	$5,024	$2,673

Basic net earnings per common share:
Net earnings from continuing operations	$0.18	$0.09	$0.34	$0.19
Net loss from discontinued operations	---	---	---	(0.01)

Basic net earnings	$0.18	0.09	$0.34	$0.18

Average common shares outstanding	15,006	15,026	14,990	14,987

Diluted net earnings per share:
Net earnings from continuing operations	$0.17	$0.09	$0.32	$0.18
Net earnings from discontinued operations	---	---	---	(0.01)

Diluted net earnings	$0.17	$0.09	$0.32	$0.17

Average diluted common shares outstanding	15,816	15,581	15,733	15,459

LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands, except-share amounts)

	January 2, 2005	June 27, 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$296	$793
Accounts and other receivables, net	26,843	22,335
Inventories	43,232	40,202
Prepaid expenses	790	854
Deferred tax assets, net	938	818

Total current assets	72,099	65,002

Property, plant and equipment, net	18,995	18,910
Intangible assets, net	3,544	3,881
Goodwill, net	24,358	24,471
Other assets, net	5,493	5,694

Total assets	$124,489	$117,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$9,475	$7,050
Current maturities of long-term debt	4,407	4,415
Trade accounts payable	11,132	12,305
Accrued employee compensation	8,122	8,466
Other accrued liabilities	2,256	2,567
Cash advances	12,609	8,864

Total current liabilities	48,001	43,667

Long-term advances from customer for purchase of materials	4,568	5,370
Deferred tax liabilities, net	180	67
Long-term debt	24,066	26,270

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at January 2, 2005 and at June 27, 2004, including shares in treasury	158	158
Additional paid-in capital	13,828	13,462
Retained earnings	36,877	31,853
Accumulated other comprehensive income (loss)	(25)	157
Less cost of common stock in treasury, shares of 758,541 at January 2, 2005 and 808,754 at June 27, 2004	(3,164)	(3,046)

Total stockholders' equity	47,674	42,584

Total liabilities and stockholders' equity	$124,489	$117,958

LaBarge, Inc. Supplemental Financial Information

Reconciliation of Pro Forma Financial Measures (amounts in thousands, except per-share amounts)

	Three Months Ended

	Dec. 28, 2003 As reported	Adjustment	Dec. 28, 2003 Pro Forma	Jan. 2, 2005 As reported

Net sales	$29,070	$10,504 (a)	$39,574	$48,718	+ 23.1%
Net earnings from continuing operations	1,404	629 (b)	2,033	2,721	+33.8%
Diluted earnings per share	$ 0.09	$ 0.04 (c)	$ 0.13	$ 0.17

(a) Sales of Pinnacle Electronics LLC for the quarter ended December 27, 2003.

(b) Tax-affected net earnings of Pinnacle Electronics LLC for the quarter ended December 27, 2003.

(c) Additional earnings per share from a $629,000 increase in net earnings.

	Six Months Ended

	Dec. 28, 2003 As reported	Adjustment	Dec. 28, 2003 Pro Forma	Jan. 2, 2005 As reported

Net sales	$58,813	$18,705 (a)	$77,518	$92,352	+19.1%
Net earnings from continuing operations	2,775	984 (b)	3,759	5,024	+33.7%
Diluted earnings per share	$ 0.18	$ 0.06 (c)	$ 0.24	$ 0.32

(a) Sales of Pinnacle Electronics LLC for the six months ended December 27, 2003.

(b) Tax-affected net earnings of Pinnacle Electronics LLC for the six months ended December 27, 2003.

(c) Additional earnings per share from a $984,000 increase in net earnings.

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